Exhibit 23.1

[LETTERHEAD]

             March 24, 2014

UNITED AIRLINES, INC.
233 South Wacker Drive
Chicago, IL  60606

Re:
Preliminary Prospectus Supplement, dated March 24, 2014, to
the Prospectus dated April 27, 2012, included in Registration
Statement No. 333-181014 of United Airlines, Inc. and United
Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of March 18, 2014 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement.  We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ Mark D. Halsor
Name:	Mark D. Halsor
Title:	President